UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 11, 2019

Date of Report (Date of earliest event reported)

MassRoots, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55431	46-2612944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7083 Hollywood Blvd, Office 4084 Los Angeles, CA	90028
(Address of principal executive offices)	(Zip Code)

(833) 467-6687
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 11, 2019, MassRoots, Inc. (“MassRoots,” the “Company” or “we”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MassRoots Supply Chain, Inc., a wholly-owned subsidiary of the Company (“Merger Subsidiary”), Cowa Science Corporation, a Delaware corporation (“Cowa”), and Christopher Alameddin, an individual acting solely in his capacity as a stockholder representative (“Stockholder Representative”). Pursuant to the Merger Agreement, Merger Subsidiary will be merged with and into Cowa, whereby the separate corporate existence of Merger Subsidiary will cease and Cowa will be the surviving entity (the “Surviving Entity”) and will be a wholly-owned subsidiary of the Company (the “Merger”).

Upon effectiveness of the Merger (such time, the “Effective Date”), MassRoots will issue 50,000,000 shares of its common stock, par value $0.001 per share (“Common Stock”) to the stockholders of Cowa, allocated pro-rata based on each stockholder’s respective holdings of Cowa immediately prior to the Effective Date; and each share of the common stock of Merger Subsidiary will be converted into one newly issued, fully paid and non-assessable share of common stock of the Surviving Entity. If (i) within three (3) years after the Effective Date, Cowa has generated an aggregate of $2.5 million in revenue, the Company shall issue an aggregate of 25 million shares of Common Stock to the Cowa stockholders; and (ii) within three (3) years after the Effective Date, Cowa has generated an aggregate of $7.5 million in revenue (inclusive of the $2.5 million in revenue generated in clause (i)), the Company shall issue an aggregate of 25 million additional shares of Common Stock to the Cowa stockholders.

The closing of the Merger is subject to various conditions, including, but not limited to, (a) the adoption of the Merger and the Merger Agreement by the Cowa stockholders, (b) the delivery of certain audited financial statements by Cowa, (c) the Company or the Surviving Enity’s employment of previous Cowa employees Christopher Alameddin, Joseph Boudreau, Nickolas Brait, and Lauren Harris, and (d) receipt of a signed lock-up/leak-out agreement, pursuant to which each Cowa stockholder will agree to not sell shares of Common Stock received in the Merger until the earlier of (a) December 17, 2019 or (b) the repayment of a certain promissory note as described in the Merger Agreement (the “Initial Term”). During the three (3) year period following the Initial Term, provided that certain liquidity thresholds have been met, the Cowa stockholders will be permitted to sell a portion of the shares of Common Stock received in the Merger, with the portion of shares eligible to be sold to be determined based upon the stock price of the Common Stock.

In the event the Merger has not closed by May 15, 2019, the Company may terminate the Merger Agreement upon providing written notice to Cowa. The Board of Directors of MassRoots have approved the Merger Agreement, the Merger and the other transactions contemplated thereby.

The foregoing is only a brief description of the material terms of the Merger Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference, and is qualified in its entirety by reference to such exhibit.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes information that may constitute forward-looking statements. These forward-looking statements are based on the Company’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to the Company. By their nature, forward-looking statements address matters that are subject to risks and uncertainties. A variety of factors could cause actual events and results, as well as the Company’s expectations, to differ materially from those expressed in or contemplated by the forward-looking statements. Risk factors affecting the Company are discussed in detail in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

Item 8.01 Other Events.

On February 12, 2019, the Company issued a press release announcing the entering into of the Merger Agreement. A copy of the press release is filed as Exhibit 99.1 hereto, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger between MassRoots, Inc., MassRoots Supply Chain, Inc., Cowa Science Corporation and Christopher Alameddin, as the representative of the Stockholders of Cowa Science Corporation, dated February 11, 2019
99.1	Press Release, dated February 12, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MassRoots, Inc.

Date: February 12, 2019	By:	/s/ Isaac Dietrich
Isaac Dietrich
Chief Executive Officer